Exhibit 99.3

Consolidated Financial Statements and Report of Independent Certified Public Accountants
THE DOUBLE-TAKE SOFTWARE BUSINESS OF VERO PARENT, INC (FORMERLY IS HOLDINGS I, INC.)
OCTOBER 31, 2016 and 2015

Double-Take Software Business

Report of Independent Certified Public Accountants

Stockholders Double-Take Software, Inc.	Audit . Tax . Advisory Grant Thornton LLP 18400 Von Karman Avenue, Suite 900 Irvine, CA 92612-0525 T 949.553.1600 F 949.553.0168 www.GrantThornton.com
We have audited the accompanying consolidated financial statements of the Double-Take Software Business of Vero Parent, Inc. (formerly IS Holdings I, Inc.), which comprise the consolidated balance sheets as of October 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income (loss), net parent deficit, and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Double-Take Software Business of Vero Parent, Inc. as of October 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Grant Thornton LLP U.S. member firm of Grant Thornton International Ltd

Other Matter
As discussed in Note 1, the consolidated financial statements include liability and expense allocations for certain corporate functions historically provided by Vero Parent, Inc. (formerly IS Holdings I, Inc.). These allocations may not be reflective of the actual expenses which would have been incurred had the Company operated as a separate entity apart from Vero Parent, Inc. and IS Holdings I, Inc.

/s/ Grant Thornton LLP

Irvine, California
April 11, 2017

Grant Thornton LLP U.S. member firm of Grant Thornton International Ltd

Double-Take Software Business

CONSOLIDATED BALANCE SHEETS

October 31, 2016 and 2015
(in thousands, except share data)

	2016	2015
ASSETS
Current assets
Cash	$778	$1,563
Accounts receivable, net of allowance for doubtful accounts of $1,482 and $1,397 at October 31, 2016 and 2015, respectively	6,930	8,787
Prepaid and other current assets	264	478
Total current assets	7,972	10,828
Property and equipment, net	527	826
Other assets	39	54
Deferred income taxes	1,775	1,704
Total assets	$10,313	$13,412
LIABILITIES AND NET PARENT DEFICIT
Current liabilities
Accounts payable	$857	$506
Accrued liabilities	558	825
Deferred revenue	13,170	15,385
Wages and related payables	2,348	2,507
Total current liabilities	16,933	19,223
Deferred revenue, non-current	2,785	3,217
Promissory note to Vero Holdings, less unamortized debt issuance costs of $184	2,776	—
Liability for unrecognized tax benefits	7,894	936
Other liabilities	292	304
Total liabilities	30,680	23,680
Commitments and contingencies (Note 5)
Net parent deficit
Net parent deficit in Double-Take Software Business	(18,963)	(9,232)
Accumulated other comprehensive loss	(1,404)	(1,036)
Total net parent deficit	(20,367)	(10,268)
Total liabilities and net parent deficit	$10,313	$13,412
The accompanying notes are an integral part of these consolidated financial statements.

Double-Take Software Business

CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)

For the years ended October 31, 2016 and 2015
(in thousands)

	2016	2015
REVENUES:
Software license fees	$13,386	$15,355
Maintenance and support fees	25,271	28,639
Services fees	2,072	1,877

Total revenues	40,729	45,871

COST OF REVENUES	6,169	6,874

GROSS PROFIT	34,560	38,997

OPERATING EXPENSES:
Sales and marketing	18,768	21,799
Research and development	10,889	13,276
General and administrative	3,730	3,509

Total operating expenses	33,387	38,584

INCOME FROM OPERATIONS	1,173	413

OTHER (INCOME) EXPENSE:
Interest expense	87	—
Other, net	(501)	(497)

Total other (income) expense	(414)	(497)

INCOME BEFORE INCOME TAX PROVISION	1,587	910

INCOME TAX PROVISION	884	466

NET INCOME	703	444

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment	(368)	(454)

COMPREHENSIVE INCOME (LOSS)	$335	$(10)
The accompanying notes are an integral part of these consolidated financial statements.

Double-Take Software Business

CONSOLIDATED STATEMENTS OF
NET PARENT DEFICIT

For the years ended October 31, 2016 and 2015
(in thousands)

	Net Parent Deficit in Double-Take Software Business	Accumulated Other Comprehensive Loss	Total Net Parent Deficit

Balance at October 31, 2014	$(9,154)	$(582)	$(9,736)
Net income	444	—	444
Foreign currency translation	—	(454)	(454)
Stock-based compensation	255	—	255
Capital contribution for tax liability	445	—	445
Net transfers to parent	(1,222)	—	(1,222)
Balance at October 31, 2015	$(9,232)	$(1,036)	$(10,268)
Net income	703	—	703
Foreign currency translation	—	(368)	(368)
Stock-based compensation	61	—	61
Capital distribution for tax liability	(6,003)	—	(6,003)
Net transfers to parent	(4,492)	—	(4,492)
Balance at October 31, 2016	$(18,963)	$(1,404)	$(20,367)
The accompanying notes are an integral part of these consolidated financial statements.

Double-Take Software Business

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended October 31, 2016 and 2015
(in thousands)

	2016	2015
Cash flows from operating activities:
Net income	$703	$444
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for bad debts	226	177
Depreciation of property and equipment	379	441
Amortization of debt issuance costs	26	—
Loss on disposal of property and equipment	12	1
Stock-based compensation	61	255
Deferred income taxes	(408)	(7)
Changes in assets and liabilities:
Accounts receivable	1,735	122
Prepaid and other current assets	230	76
Other assets	16	55
Accounts payable	324	(182)
Accrued liabilities	(287)	(451)
Deferred revenue	(3,007)	(2,961)
Wages and related payables	(198)	342
Other liabilities	7,283	(130)
Net cash provided by (used in) operating activities	$7,095	$(1,818)
Cash flows from investing activities:
Acquisitions of property and equipment	(101)	(210)
Net cash used in investing activities	$(101)	$(210)
Cash flows from financing activities:
Proceeds from promissory note with Vero Holdings	2,960	—
Payment of debt issuance costs	(210)	—
Capital (distributions) contributions from parent for tax liabilities	(6,003)	445
Net transfers to parent	(4,492)	(1,222)
Net cash used in financing activities	$(7,745)	$(777)
Effect of exchange rate changes on cash	(34)	(57)
Net decrease in cash	(785)	(2,862)
Cash at the beginning of the year	1,563	4,425
Cash at the end of the year	$778	$1,563
Supplemental cash flow information:
Income taxes paid	$172	$261
Interest paid	$47	$—
The accompanying notes are an integral part of these consolidated financial statements.

Double-Take Software Business

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2016 and 2015
(in thousands)

NOTE 1 - DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

The Double-Take Software Business consists of assets, liabilities, revenues, and expenses of 1) Double-Take Software, Inc., a wholly owned subsidiary of Vero Parent, Inc. (formerly IS Holdings I, Inc.; collectively the “Parent”) and its wholly owned subsidiaries and 2) an allocation of certain expenses and liabilities of the Parent that relate to the Double-Take Software Business (collectively, the “Company”). In June 2016, IS Holdings I, Inc. was acquired by Clearlake Capital Group and was renamed Vero Parent, Inc., which is a wholly owned subsidiary of Vero Parent Holdings LLC (“Vero Holdings”). Vero Parent Inc. accounted for this transaction as a business combination; however the effect of accounting for this transaction as a business combination has not been reflected in these consolidated financial statements.
The Company develops, sells, and supports affordable software that allows IT organizations of all sizes to move, manage, protect, and recover workloads across any distance and any combination of physical and virtual server environments. The Company’s products and services are marketed and sold worldwide through the Company’s direct sales force and a network of business partners and distributors.

Basis of Presentation

The accompanying consolidated carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company has not applied push-down accounting in the preparation of these consolidated financial statements. Accordingly, any goodwill, intangible assets, related impairment charges, and debt reflected in the consolidated financial statements of the Parent are not recorded in these financial statements.

The Company’s consolidated financial statements include all revenue, costs, assets, liabilities, and cash flows directly attributable to the Company, as well as certain allocations of direct and indirect costs and liabilities from the Parent. Specifically, management used the following method of allocation in preparing the accompanying consolidated carve-out financial statements:
Assets and Liabilities - Prior to June 2016, with the exception of certain foreign subsidiaries, the Parent performed substantially all cash management and treasury functions and directly funded the operations of the Company, including operating expenses and capital expenditures. Therefore, the cash balance on the Company’s October 31, 2015, consolidated balance sheet represents only cash held by the Company’s foreign subsidiaries. After June 2016, the Company began managing certain of its own cash accounts.
Assets and liabilities that were specifically identifiable to the Company’s business were recorded on the Company’s consolidated balance sheets as of October 31, 2016 and 2015. Additionally, Wages and Related Payables include an allocation of costs for managerial and executive level personnel. The costs for managerial and executive level personnel have been allocated on the same basis that was applied to expenses as discussed below. All other shared assets and liabilities of the Parent and the Company have not been reflected in the consolidated balance sheets as the amounts are not material.
Revenue - Revenue transactions that relate to the Company’s business were specifically identified and recorded as revenue in the accompanying consolidated statement of operations and comprehensive income (loss).

Operating Costs and Expenses - Direct costs of the Company’s business were specifically identified and recorded in the Company’s operating expenses. General and administrative expenses have been allocated based on a percentage of revenue. Certain shared operating expenses, including managerial and executive level personnel costs, have been allocated to the Company based predominately on headcount metrics or as a percentage of revenue. These costs have been included in various line items in the accompanying consolidated statements of operations and comprehensive income (loss) as follows:

	Year Ended October 31,
	2016	2015
Cost of revenues	$1,096	$952
Sales and marketing	3,815	5,615
Research and development	1,157	1,489
General and administrative	3,730	3,509
	$9,798	$11,565

Management believes such allocations are reasonable representations of the utilization of services and the benefit received by the Company. However, these allocations and estimates are not necessarily indicative of the actual costs and expenses that would have resulted if the Company had operated as an independent stand-alone company.
For purposes of these consolidated financial statements, all intercompany transactions between the Company and the Parent, except for the promissory note with Vero Holdings (see Note 4), are considered to be effectively settled at the time the intercompany transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected as a financing activity on the consolidated statements of cash flows and as Net Parent Deficit on the consolidated balance sheets. All intercompany transactions and balances within the consolidated Company have been eliminated.
The Company's equity balance in these consolidated financial statements represents the excess of total liabilities over total assets, including the net results of contributions and distributions between the Company and its Parent (net parent deficit) and accumulated other comprehensive income (loss).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company derives revenues from three primary sources: software license fees, maintenance and support fees, and services fees. Software license fees include revenues from licensing of the Company’s software products. Maintenance and support fees consist of revenues from maintaining and supporting the licensed software and providing periodic upgrades through post-contract customer support. Services fees include implementation, consulting, migration, and education services. The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 985-605, Software Revenue Recognition.

Software License Fees

The Company recognizes software license fees when a non-cancelable, contingency-free license agreement has been executed, the product has been delivered, fees from the arrangement are fixed and determinable, and collection is probable. The Company does not generally offer rights of return or acceptance clauses. If a software license contains rights of return or customer acceptance criteria that provide cancellation rights, recognition of the software license revenue is deferred until the earlier of customer acceptance or the expiration of the acceptance period or cancellation of the right of return. The Company considers the license fee to be fixed or determinable if the fee is not subject to refund or adjustment and is payable within 12 months of the agreement date based on the Company’s collection history on such arrangements. If the arrangement fee is not fixed or determinable, the Company recognizes the license fee as amounts become due and payable. When software license agreements call for payment terms in excess of usual and customary terms, software license fees are recognized as payments become due and all other conditions for revenue recognition have been satisfied.

Revenue arrangements with resellers are recognized when the Company meets the preceding criteria and the reseller has no right of return. Resellers generally purchase software licenses for identified end users and do not retain inventory for future sales.

The Company typically enters into multiple element arrangements, which include both software license fees and maintenance and support fees, and may include services fees. The Company generally licenses its software on a perpetual basis. Revenue is allocated to each element based upon its relative fair value as determined by vendor-specific objective evidence (“VSOE”).

When the fair value of a delivered element (i.e., software licenses) has not been established, the residual method is used to record revenue if the fair value of all undelivered elements is determinable. Under the residual method, the fair value of undelivered elements is deferred and the remaining portion of the fee, net of all discounts, is allocated to the delivered element and is recognized as revenue. For sales transactions where maintenance and support fees or service fees are priced below the range for VSOE, the Company defers the related revenue based on the low end of the range for VSOE. If VSOE of any undelivered element does not exist, all revenue for the arrangement is deferred until VSOE of the undelivered element is established or the element has been delivered. For transactions in which VSOE for support services has not been established, the Company recognizes revenue for these transactions ratably over the support period.

The Company provides term licenses to a small percentage of its customers. The length of multi-year term licenses range from two to five years. The Company has a policy under which multi-year term licenses are to be sold with a support period equaling the term of the license. The Company recognizes the full value of the multi-element, multi-year license contracts using the subscription method on a ratable basis over the length of the contract.

Maintenance and Support Fees

Maintenance and support fees consist of maintaining and supporting the licensed software and providing periodic upgrades. Revenue from these services is recorded as deferred revenues and recognized ratably over the maintenance period, which generally ranges between one and three years.

Services Fees

The Company provides implementation, consulting, migration, and education services, which are separately priced and are generally not essential to the functionality of the Company’s software products. Revenue from these services is recognized separately from license fee revenue because the arrangements qualify as “service transactions” as defined by ASC Topic 985-605. Revenues for implementation, consulting, migration or education services are recognized as services are performed.

Cash

Cash balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250 per bank. The Company had cash balances with one bank at October 31, 2016, that exceeded the balance insured by the FDIC by $129. As of October 31, 2016 and 2015, the Company had $399 and $1,563, respectively, held in foreign banks.

Accounts Receivable

The majority of the Company’s accounts receivable are due from companies in the manufacturing, wholesale, distribution, retail, financial, and transportation industries. Credit is extended based upon an evaluation of a customer’s financial condition and collateral is generally not required. Accounts receivable are generally due within 30 days and are stated at amounts due from customers net of allowance for doubtful accounts. Accounts outstanding longer than the contractual payment term are considered past due.

Management estimates an allowance for doubtful accounts by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and industry as a whole. The Company writes off accounts receivable that have become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Concentration of Credit Risk

Revenue derived from customers and partners outside the United States was approximately 50% and 49% of the Company’s total revenues during the years ended October 31, 2016 and 2015, respectively. No customer accounted for more than 10% of total accounts receivable as of October 31, 2016 or 2015.

Property and Equipment, net

Property and equipment, which consist primarily of office furniture and computer equipment, are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets, ranging from three to seven years using the half-year convention. Leasehold improvements are amortized over the term of the lease or the estimated useful lives of the assets, whichever is shorter. Repairs and maintenance costs are expensed as incurred.

Advertising Expense

Advertising costs are charged to expense during the period in which they are incurred. The total amount of advertising expense was $478 and $387 for the years ended October 31, 2016 and 2015, respectively, and are included in Sales and Marketing Expenses on the consolidated statements of operations and comprehensive income (loss).

Income Taxes

The Company is included in a consolidated group with the Parent and its subsidiaries for purposes of filing Federal and state income tax returns. For financial reporting purposes, the Company’s tax provision is calculated on a stand-alone basis. Due to tax attributes of other companies within the consolidated group, the Company’s liability for Federal and state income taxes may differ significantly from the liabilities calculated on a stand-alone basis. For financial reporting purposes, tax benefits from the consolidated tax returns are recorded as a contribution to capital.

The Company accounts for income taxes using the asset and liability method in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized.

The Company accounts for uncertainties in income taxes using a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. Tax benefits are recorded only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The Company recognizes interest and penalties related to uncertain tax positions within the income tax provision on the consolidated statement of operations and comprehensive income (loss).

Software Development Costs

Research and development costs are expensed as incurred. The Company capitalizes certain software development costs upon the establishment of technological feasibility and before the general release of a product. Management considers technological feasibility to be reached at approximately the same time products are generally available to customers. Management believes that the costs incurred subsequent to technological feasibility but before the general release of a product are not material. For the years ended October 31, 2016 and 2015, all software development costs were expensed as incurred.

Impairment of Long-Lived Assets

Management reviews long-lived assets for impairment whenever events or changes in business circumstances indicate the carrying amount of the assets may not be fully recoverable. An impairment loss is recognized when the estimated undiscounted future cash flows expected to result from use of the asset and its eventual disposition is less than the carrying amount. Impairment, if any, is determined using discounted cash flows. The Company did not record any impairment charges for the years ended October 31, 2016 and 2015.

Stock-Based Compensation

The Parent maintains various stock-based compensation plans. The Company's employees participate in such programs, and the cost of those equity awards attributable to employees of the Company and an allocation for managerial personnel is included as expense in the statement of operations and comprehensive income (loss) and as a component of the Net Parent Deficit in the consolidated balance sheets as of October 31, 2016 and 2015.

The Company accounts for stock-based compensation at fair value using the Black-Scholes option valuation method. Stock-

based compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period) for awards expected to vest (considering estimated forfeitures). The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from management's current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised.

Stock based compensation expense was $61 and $255 for the years ended October 31, 2016 and 2015, respectively, of which $23 and $172 was for corporate allocations of management personnel. Stock-based compensation expense for the years ended October 31, 2016 and 2015, was recorded as follows:

	2016	2015
Cost of revenues	$11	$47
Sales and marketing	28	117
Research and development	13	55
General and administrative	9	36
	$61	$255

Disclosures of options activity, assumptions used in determining grant date fair value, and other related disclosures are not considered material to the Double-Take Software Business and have been omitted.

Foreign Currency Translation

For the Company’s foreign subsidiaries, the functional currency is the local currency. Accordingly, assets and liabilities are translated into U.S. dollars using the year-end exchange rates. Revenue and expense accounts are translated at weighted average exchange rates prevailing during the year. The resulting translation gains and losses are classified as a separate component of Net Parent Deficit in the consolidated balance sheets. Gains and losses from foreign currency transactions resulted in a gain of $501 and $497 for October 31, 2016 and 2015, respectively, and are included in other (income) expenses, net in the consolidated statements of operations and comprehensive income (loss).

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors, and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements.

Significant estimates and assumptions by management affect: the allowance for doubtful accounts, VSOE of fair value for maintenance and support and services, the provision for income taxes and related deferred tax accounts, the liability for unrecognized tax benefits, the valuation allowance for deferred tax assets, certain accrued expenses, and the allocation of certain shared costs incurred by Parent on behalf of the Company.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) in addition to net income from operations. Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the determination of net income. Comprehensive income (loss) consists of foreign currency translation adjustments and is presented on the statements of operations and comprehensive income (loss).

Fair Value of Financial Instruments

The Company applies a framework for determining fair value using a hierarchy of information. Fair value is defined as the “exit price” to value an asset or liability, which is the price at which an asset could be sold or a liability could be transferred in an orderly process that is not a forced liquidation or distressed sale at the measurement date.

The Company estimates fair values using the following three-level hierarchy that prioritizes market inputs:

Level 1:	Quoted prices in active markets for identical assets or liabilities.

Level 2:	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3:	Unobservable inputs for the asset or liability.

As of October 31, 2016 and 2015, there were no assets or liabilities recorded at fair value on the consolidated balance sheets that are re-measured at fair value on a recurring basis.

The carrying amounts reported in the balance sheets for accounts receivable, accounts payable and accrued liabilities approximate their fair values due to the short-term nature of these financial instruments. The carrying value of the promissory note with Vero Holdings approximates fair value as the interest rate charged by Vero Holdings is consistent with current market interest rates for loans of similar amount and maturity.

Deferred Rent

The Company recognizes fixed minimum rent expense for non-cancelable operating leases directly related to the Double-Take Software business on a straight-line basis over the term of each individual lease. The difference between recognized rent expense and amounts payable under the lease is recorded as a deferred lease liability. As of October 31, 2016 and 2015, the deferred lease liability was $292 and $304, respectively, and is included within other non-current liabilities on the consolidated balance sheets.

Taxes Collected from Customers

The Company presents all non-income government-assessed taxes (sales, use, and value added taxes) collected from its customers and remitted to governmental agencies on a net basis (excluded from revenue) in its consolidated financial statements.

Recently Issued Accounting Standards

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"). The amendments in this Update provide guidance on management's responsibility in evaluating whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. Currently, there is no guidance in U.S. GAAP about management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern or to provide related footnote disclosures. U.S. auditing standards and federal securities law require that an auditor evaluate whether there is substantial doubt about an entity's ability to continue as a going concern for a reasonable period of time not to exceed one year beyond the date of the financial statements being audited. Because of the lack of guidance in U.S. GAAP and the differing views about when there is substantial doubt about an entity's ability to continue as a going concern, there is diversity in whether, when, and how an entity discloses the relevant conditions and events in its financial statements. The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. Management has adopted the new standard effective for fiscal 2015. See Note 9 related to the sale of the business to Carbonite, Inc.

In May 2014, the FASB issued ASU No. 2014-09, Revenue (Topic 606): Revenue from Contracts with Customer (ASU 2014-09). The new standard provides a single, principles-based five-step model to be applied to all contracts with customers while enhancing disclosures about revenue, providing additional guidance for transactions that were not previously addressed comprehensively and improving guidance for multiple-element arrangements. ASU 2014-09 is effective for annual and interim fiscal reporting periods beginning after December 15, 2017. Management is currently evaluating the expected impact of this standard on its consolidated financial statements.

In April 2015, FASB issued new guidance related to disclosure around debt issuance costs, ASU No. 2015-03, Interest - Imputation of Interest (subtopic 835-30): “Simplifying the presentation of Debt Insurance Cost”. The new standard will be effective for the Company for the year ending 2016. The Board affirmed the proposal that debt insurance costs be presented on the balance sheet as a direct reduction from the carrying amount of the liability, in the same manner as debt discounts. The Company adopted this guidance for its year ended 2016.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which simplifies the presentation of deferred income taxes. Under the new accounting standard, deferred tax assets and liabilities are required to be classified as noncurrent, eliminating the prior requirement to separate deferred tax assets and liabilities into current and noncurrent. The new guidance is effective for the Company beginning on January 1, 2017, with early adoption permitted. The Company adopted this guidance retrospectively for all periods presented.

In February 2016, the FASB issued new guidance on leases, ASU No. 2016-02, Leases (subtopic 842). The new guidance will increase transparency and comparability among organizations that lease buildings, equipment, and other assets by recognizing the assets and liabilities that arise from lease transactions. Current off-balance sheet leasing activities will be required to be reflected on balance sheets so that investors and other users of financial statements can more readily and accurately understand the rights and obligations associated with these transactions. Consistent with the current lease standard, the new guidance addresses two types of leases: finance leases and operating leases. Finance leases will be accounted for in substantially the same manner as capital leases are accounted for under current GAAP. Operating leases will be accounted for (both in the statement of operations and statement of cash flows) in a manner consistent with operating leases under existing GAAP. However, as it relates to the balance sheet, lessees will recognize lease liabilities based upon the present value of remaining lease payments and corresponding lease assets for operating leases with limited exception. The new guidance will also require lessees and lessors to provide additional qualitative and quantitative disclosures to help financial statement users assess the amount, timing, and uncertainty of cash flows arising from leases. These disclosures are intended to supplement the amounts recorded in the financial statements so that users can understand more about the nature of an organization’s leasing activities. The new guidance is effective for annual reporting periods (including interim reporting periods within those annual periods) beginning after December 15, 2018. Early application is permitted. The Company is evaluating the impact of adoption of this guidance on its financial position, results of operations and disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions. The areas for simplification include the accounting for income tax consequences, classification of awards as either equity or liabilities, accounting for forfeitures, and classification on the statement of cash flows. The guidance is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted. The Company is evaluating the impact of adoption of this guidance on its financial position, results of operations and disclosures.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of October 31, 2016 and 2015:

	2016	2015
Computer equipment and software	$959	$1,425
Furniture and fixtures	576	604
Leasehold improvements	974	990
	2,509	3,019
Less accumulated depreciation and amortization	(1,982)	(2,193)
	$527	$826

NOTE 4 - PROMISSORY NOTE WITH VERO HOLDINGS

Third-party debt held by the Parent has not been pushed-down to the Company. The consolidated financial statements only include debt incurred directly by the Company.

On June 16, 2016, the Company entered into a promissory note with Vero Holdings (the “Promissory Note”). The Promissory Note allows the Company to borrow up to $7 million until June 16, 2019 (the “Maturity Date”), with each advance bearing interest at a fixed rate per annum equal to the LIBOR rate plus 6.50% (8.08% as of October 31, 2016), or the maximum rate permissible by law, whichever is less and calculated on the basis of a 360 day year and the actual number of days elapsed. Principal borrowings are due and payable on the Maturity Date and may be prepaid in whole or in part at any time, without premium or penalty. As of October 31, 2016 borrowings outstanding under the Promissory Note were $2,960.

The Company incurred debt issuance costs of $210, which were recorded as a reduction to the Promissory Note in the consolidated balance sheets and are being amortized as a component of interest expense over the life of the loan using the effective interest method. The unamortized debt issuance costs were $184 at October 31, 2016.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Software license agreements include a performance guarantee that the Company’s software products will substantially operate as described in the applicable program documentation for a period of 365 days after delivery. To date, the Company has not incurred any significant costs associated with these warranties and does not expect to incur significant warranty costs in the future. Therefore, no accrual has been made for potential costs associated with these warranties.

The Company’s standard sales agreements contain an indemnification provision pursuant to which it shall indemnify, hold harmless, and reimburse the indemnified party for losses suffered or incurred by the indemnified party in connection with any United States patent, any copyright or other intellectual property infringement claim by any third party with respect to its software. As the Company has not incurred any significant costs to defend lawsuits or settle claims related to these indemnification agreements, management believes that its estimated exposure on these agreements is minimal. Accordingly, the Company has no liabilities recorded for these indemnification obligations.

The Company leases its office facilities and certain equipment under operating lease arrangements with escalating rent provisions that expire at various dates through 2019. Future minimum payments under non-cancelable leases, whereby the Company is the lessee or where the facility was used in the Company’s business, are as follows:

Fiscal year ending October 31,
2017	$950
2018	157
2019	37
$1,144

The amount of rent payments above excludes an offset for sublease income of $108 which will be received by the Company through August 2017. Rent expense, net of sublease income, for the years ended October 31, 2016 and 2015 was $1,170 and $1,090, respectively.

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

NOTE 6 - INCOME TAXES

The Company's consolidated financial statements recognize the current and deferred income tax consequences that result from the Company's activities during the current and preceding periods, as if the Company were a separate taxpayer rather than a member of the Parent's consolidated income tax return group.

The components of Income before income tax provision for the years ended October 31, 2016 and 2015 consist of the following:

	2016	2015
United States	$3,146	$833
Foreign	(1,559)	77
	$1,587	$910

The Income tax provision for the years ended October 31, 2016 and 2015 consists of the following:

	2016	2015
Current:
Federal	$1,048	$260
Foreign	151	165
State	93	48
	1,292	473

Deferred:
Federal	(364)	(53)
State	(44)	46
	(408)	(7)

	$884	$466

The reconciliation of the Company’s effective tax rate for the years ended October 31, 2016 and 2015 to income taxes computed using the Federal statutory rate is as follows:

	2016	2015
Income tax expense (benefit) at federal statutory rate	35.0%	35.0%
State income taxes, net of Federal tax benefit	2.0%	6.7%
Change in valuation allowance	(350.6)%	30.9%
R&D credits	(11.7)%	(20.5)%
Change in unrecognized tax benefits	418.0%	4.1%
Worthless stock deduction	(429.5)%	—%
Write-off of Canadian deferred tax asset	391.7%	—%
Other	0.8%	(5.0)%
	55.7%	51.2%
The tax effects of temporary differences that give rise to deferred tax assets (liabilities) at October 31, 2016 and 2015 are as follows:

	2016	2015
Deferred tax assets:
Allowance for doubtful accounts	$498	$466
Accrued compensation	504	416
Intangibles	214	238
Other	424	570
Net operating losses	734	6,237
	2,374	7,927
Less: valuation allowance	(487)	(6,051)
Net deferred tax assets	1,887	1,876

Deferred tax liabilities - other	(112)	(172)

Net deferred tax asset	$1,775	$1,704

For the periods ended October 31, 2016 and 2015, the Company is a member of the Parent’s consolidated tax return.  The

Company has applied the separate return method to allocate current and deferred tax expense as if the Company was a separate taxpayer.  For the periods ended October 31, 2016 and 2015, the Company had a tax payable (receivable) to its Parent of ($6,003) and $445, which is recorded as part of the Company’s net parent deficit. The income tax receivable at October 31, 2016, relates primarily to a worthless stock deduction for the Company’s Canadian entity, and is available for offset against the liability for unrecognized tax benefits of $7,894.

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to realize the existing deferred tax assets. As of October 31, 2015, the Company had determined it was more likely than not that the benefit from its Canadian NOL and credit carryforwards, as well as certain state NOL carryforwards, would not be realized and a valuation allowance was recognized against these assets. During the year ended October 31, 2016, management discontinued operations in Canada and deemed the existing deferred tax assets related to is Canadian NOL and credit carryforwards to be worthless. As a result, the deferred tax asset related to Canadian NOL and credit carryforward, as well as the related valuation allowance, of $5,564 has been written off as of October 31, 2016.

At October 31, 2016, the Company has state NOL carryforwards of $13,806 that will begin to expire in 2021 if not previously utilized.

The activity of gross unrecognized tax benefits is as follows:

	Year Ended October 31,
	2016	2015
Unrecognized Tax Benefits - Beginning of year	$936	$899
Gross Increases - tax positions in prior period	—	—
Gross Decreases - tax positions in prior period	—	—
Gross Increases - tax positions in current period	7,177	37
Settlement	—	—
Lapse in statute of limitations	(219)	—
Unrecognized Tax Benefits - End of year	7,894	936

As of October 31, 2016 and 2015, the liability for unrecognized tax benefits has been reflected as a noncurrent liability on the consolidated balance sheets. Included in the balance of unrecognized tax benefits as of October 31, 2016 and 2015, are $7,894 and $936, respectively, of tax benefits that, if recognized, would impact the effective tax rate.

We recognize interest related to unrecognized tax benefits and penalties as income tax expense. As of October 31, 2016, no interest or penalties have been accrued on the unrecognized tax benefits.

It is estimated that the amount of the unrecognized tax benefit with respect to the Company's unrecognized tax positions will decrease by approximately $435 within the next twelve months. These changes are estimated based on the expiration of federal and state statutes of limitation for the assessment of taxes.

The Company is subject to audit by federal, state, local and foreign tax authorities in the ordinary course of business. The Company files as part of its Parent’s consolidated federal income tax return and those tax returns remain open for the 2013 through 2016 tax years. In addition, the Parent files in multiple state and foreign jurisdictions and the statute for those jurisdictions remains open for the 2011 through 2016 tax years.

NOTE 7 - 401(k) SAVINGS PLAN AND DEFINED CONTRIBUTION RETIREMENT PLAN

The Parent has a 401(k) savings plan whereby Company participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Internal Revenue Code. The Parent has historically provided matching contributions within certain limitations and restrictions. The Company’s 401(k) employee matching contributions for the years ended October 31, 2016 and 2015, were $426 and $186, respectively.

The Company also contributes to a defined contribution retirement plan for certain Company employees located in France. The Company’s contribution to this plan for the years ended October 31, 2016 and 2015, was $132 and $190, respectively.

NOTE 8 - RELATED PARTY TRANSACTIONS

Effective June 16, 2016, the Company entered into a Shared Services Agreement with its Parent under which the Parent will provide shared services to the Company, including marketing, human resources, finance & accounting, information technology and legal services. In consideration of the shared services provided, the Parent charged the Company $3,081 during the period from June 16, 2016, through October 31, 2016. As of October 31, 2016, the outstanding intercompany payable to Parent was $2,220, which is included within the net parent deficit account on the Company’s consolidated balance sheet. The amount was repaid in full by January 31, 2017, as discussed below. The Shared Services Agreement was terminated on January 31, 2017. The Parent charged the Company $1,745 during the period from November 1, 2016 to January 31, 2017 for shared services provided.

NOTE 9 - SUBSEQUENT EVENTS

On January 31, 2017, Carbonite, Inc. (“Carbonite”) purchased the Company by acquiring all the issued and outstanding capital stock of Double-Take Software, Inc. from Vero Parent (the “Transaction”). In connection with the Transaction, the Promissory Note and intercompany payable for the Shared Services Agreement with the Parent were paid in full. Additionally, Carbonite entered into an agreement with the Parent, whereby the Parent will provide to Carbonite certain transition related services. No effects of this transaction have been reflected in these consolidated financial statements.

Management evaluated subsequent events through April 11, 2017, which is the date these consolidated financial statements were available to be issued, and has determined that there were no further subsequent events that have occurred of a nature that would require recognition or disclosure.